Exhibit 10.1

NON-EXCLUSIVE LICENSE AGREEMENT

PREAMBLE

This Non-Exclusive License Agreement (this “Agreement”) is made and entered into effective as of December 10, 2014 (the “Effective Date”) by and among World Surveillance Group Inc. (hereinafter referred to as “World”), Global Telesat Corp. (hereinafter referred to as “GTC”), a wholly-owned subsidiary of World, Great West Resources, Inc. (hereinafter referred to as “Parent”), and Orbital Satcom Corp., a wholly owned subsidiary of Parent (hereinafter referred to as “Licensee” and, together with GTC, World and Parent, the “Parties”).

RECITALS

Whereas, GTC owns certain appliques identified on Schedule A hereto (the “Licensed Appliques”);

Whereas, Licensee desires to use the Licensed Appliques in its business operations; and

Whereas, GTC desires to allow Licensee the right to use the Licensed Appliques, and Licensee desires the right to use the Licensed Appliques, subject to and in accordance with the terms set forth herein.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Authority and Relationship of the Parties

Licensee, on the one hand, and GTC, on the other hand, are and shall remain independent contractors throughout the term of this Agreement. Nothing in this Agreement shall be construed to constitute Licensee on the one hand, and GTC, on the other hand, as partners, joint venturers, agents or anything other than independent contractors.

2.     GTC License

2.1   Grant of Non-Exclusive License to Licensee

Subject to the terms and conditions of this Agreement, GTC hereby grants to and Licensee hereby accepts a fully-paid and irrevocable non-exclusive license to use the Licensed Appliques identified in more detail on Schedule A hereto (“GTC License”) which shall include the full right to utilize the Licensed Appliques as heretofore or hereafter used by GTC.  Licensee acknowledges that (i) this Agreement does not transfer any interest in the ownership or title of any portion of the Licensed Appliques and (ii) Licensee does not own any portion of the Licensed Appliques.  GTC shall take no action that shall in any manner diminish or cause any third party to diminish the use of the Licensed Appliques by Licensee.

2.2   Term of License

The GTC License shall have a term (the “Term”) equal to ten (10) years following the Effective Date.

3.     GTC Obligations

GTC shall maintain the Licensed Appliques in a manner consistent with past practice and as required by any contract related to the Licensed Appliques for the Term at its or Globalstar’s sole cost and expense.

4.     Consideration.

4.1     Shares

On the Effective Date, in consideration of the licenses and the other agreements of GTC hereunder, Parent shall issue to GTC or its designee $2.0 million (USD) of shares of Parent’s common stock (the “Shares”), which shares shall be valued on the basis of the closing price for the day immediately preceding the Effective Date for the Company, as reported on Bloomberg.

4.2     Most Favored Nation Pricing

On the Effective Date, GTC and Parent and Licensee shall enter into a non-assignable VAR or distributor agreement whereby GTC shall for a period of 10 years from the Effective Date receive a discount of 25% off the standard pricing given to any of Licensee’s or Parent’s VARs or distributors on messaging air-time.

5.       Right of First Refusal.

5.1     Grant.  GTC hereby unconditionally and irrevocably grants to Licensee, or its permitted transferees or assigns,  (i) a right of first refusal to purchase some or all of the Licensed Appliques at the depreciated book value of such Licensed Appliques set forth on World’s balance sheets contained in World’s most recently filed Form 10-Q or Form 10-K with the Securities and Exchange Commission (the “Depreciated Book Value Price”), if GTC or World shall apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a voluntary petition in bankruptcy or admit in writing the inability to pay its debts as they become due, or make a general assignment for the benefit of creditors or take advantage of any insolvency law, and (ii) a right to receive notice if a third party has made an offer to purchase some or all of the Licensed Appliques (a “Proposed Applique Transfer”) and the right to make a competing offer to purchase some or all of the Licensed Appliques, such competing offer to contain a price no lower than the Depreciated Book Value Price.

5.2      Notice.  Each time GTC receives an offer relating to a Proposed Applique Transfer it must deliver a written notice to Licensee indicating that it has received such an offer (the “Proposed Transfer Notice”) not later than fifteen (15) days prior to the consummation of such Proposed Applique Transfer.  Such Proposed Transfer Notice shall indicate only that an offer has been made, but shall not be required to include any of the terms of the offer.  To exercise its right under this Section 5, the Licensee must deliver a written notice to GTC conveying the terms of its competing offer to purchase some or all of the Licensed Appliques within five (5) days after delivery of the Proposed Transfer Notice.

6.     Confidentiality

The Parties acknowledge and agree that any information including customer names, vendors, pricing schedules, models, data, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, tracings, diagrams, samples, flow charts, computer programs, disks, diskettes, tapes, marketing plans, and/or other technical, financial, or business information related to the GTC License and use of the Licensed Appliques in the operations of GTC’s business constitute valuable trade secrets and confidential information of GTC and World (“Confidential Information”).  Parent and Licensee agree that each shall take all reasonable steps to preserve and protect the confidentiality of such Confidential Information.

Parent and Licensee agree to maintain as confidential the Confidential Information and further agree not to disclose the Confidential Information other than as specifically permitted by this Agreement or as required by any governmental law rule or regulation in the United States. At no time shall Parent and Licensee use, or allow others to use or have access to, the Confidential Information for any purpose other than the performance of Parent’s or Licensee’s obligations or exercise of Parent’s or Licensee’s rights under and in accordance with this Agreement or disclose the Confidential Information to any third party without the prior written consent of GTC and World, which may be withheld in their sole discretion, and then only after the party to whom such disclosure will be made has agreed in writing to comply with and be bound by the applicable terms of this Agreement.

7.      Representations and Warranties

7.1           Authority

Each of GTC and World, on the one hand, and Licensee and Parent, on the other hand, represents and warrants to the other of them that (a) this Agreement has been duly executed and delivered and, assuming the due and valid execution and delivery of this Agreement by the other Parties hereto, constitutes a valid and binding agreement enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect, and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law, (b) no authorization or approval from any third party is required in connection with such party’s execution, delivery, or performance of this Agreement, other than the consent of Globalstar, Inc., and (c) the execution, delivery, and performance of this Agreement does not violate the laws of any jurisdiction applicable to such Party or the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

7.2           Ownership of the Licensed Appliques

GTC and World, jointly and severally, represent and warrant that GTC owns the Licensed Appliques free and clear of any liens and as of the Effective Date, it has received no notice of any third party claims against or challenging GTC’s ownership or control of the Licensed Appliques.

7.3    Sufficiency of Licensed Appliques.

The Licensed Appliques are in good working condition and repair, consistent with their current use as conducted by GTC, normal wear and tear excepted.  To GTC’s knowledge, there are no material defects in, or conditions with, the Licensed Appliques that will negatively impact Licensee’s ability to use the Licensed Appliques as they are currently used.

7.4           Finder’s Fee

Each of GTC, on the one hand, and Licensee and Parent, on the other hand, represents and warrants to the other of them that no person is entitled to receive a finder’s fee in connection with this Agreement as a result of any action taken by GTC, on the one hand, and Licensee or Parent, on the other hand, respectively, pursuant to this Agreement, and agrees to indemnify and hold harmless the other of them and its or their respective employees, and affiliates, in the event of a breach of this representation and warranty by it.  This representation and warranty shall survive the Effective Date.

7.5           Accredited Investor

GTC (and each of its designees to be issued Parent restricted stock) (i) is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended; (ii) has such knowledge, skill and experience in business and financial matters, based on actual participation, that GTC is capable of evaluating the merits and risks of an investment in Parent and the suitability thereof as an investment for GTC; (iii) has received such documents and information as it has requested and has had an opportunity to ask questions of representatives of Parent concerning the terms and conditions of the investment proposed herein, and such questions were answered to the satisfaction of GTC; and (iv) is in a financial position to hold the Shares for an indefinite time and is able to bear the economic risk and withstand a complete loss of his investment in Parent.

8	Indemnification

8.1    Indemnification by GTC and World

GTC and World shall defend, protect, indemnify and hold harmless Licensee and Parent and all of their respective stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Licensee Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Licensee Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Licensee Indemnified Liabilities”), incurred by any Licensee Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by GTC or World in this Agreement, (b) any breach of any covenant, agreement or obligation of GTC or World contained in this Agreement or (c) any cause of action, suit or claim brought or made against such Licensee Indemnitee by a third party (including for these purposes a derivative action brought on behalf of GTC or World) and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement by Licensee or Parent (unless such action is based upon a misrepresentation or breach of Parent or Licensee’s representations, warranties or covenants under this Agreement or any of the documents contemplated hereby, or any violation by Parent or Licensee of any securities laws, or any conduct by Parent or Licensee which constitutes fraud, gross negligence, willful misconduct or malfeasance). To the extent that the foregoing undertaking by GTC or World may be unenforceable for any reason, GTC and World shall make the maximum contribution to the payment and satisfaction of each of the Licensee Indemnified Liabilities which is permissible under applicable law.

8.2    Indemnification by Parent and Licensee

Parent and Licensee shall defend, protect, indemnify and hold harmless GTC and World and all of their respective stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “GTC Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such GTC Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “GTC Indemnified Liabilities”), incurred by any GTC Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Parent or Licensee in this Agreement, (b) any breach of any covenant, agreement or obligation of Parent or Licensee contained in this Agreement or (c) any cause of action, suit or claim brought or made against such GTC Indemnitee by a third party (including for these purposes a derivative action brought on behalf of Parent or Licensee or any subsidiary) and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement by GTC or World  (unless such action is based upon a misrepresentation or breach of GTC or World’s representations, warranties or covenants under this Agreement or any of the documents contemplated hereby, or any violation by GTC or World of any securities laws, or any conduct by GTC or World which constitutes fraud, gross negligence, willful misconduct or malfeasance). To the extent that the foregoing undertaking by Parent and Licensee may be unenforceable for any reason, Parent and Licensee shall make the maximum contribution to the payment and satisfaction of each of the GTC Indemnified Liabilities which is permissible under applicable law.

9    Termination

9.1  Termination by Licensee or Parent

Licensee or Parent may terminate this Agreement under the following circumstances:

If GTC or World shall apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a voluntary petition in bankruptcy or admit in writing the inability to pay its debts as they become due, make a general assignment for the benefit of creditors or take advantage of any insolvency law, subject to a thirty (30) day cure period after written notice of termination by Licensee or Parent.

If GTC or World materially defaults in its performance of any of its material obligations under this Agreement, subject to a thirty (30) day cure period.

If GTC or World materially breaches any of its representations and warranties set forth in Section 7.

9.2  Termination by GTC or World

GTC or World may terminate this Agreement under the following circumstances:

If Licensee or Parent shall apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a voluntary petition in bankruptcy or admit in writing the inability to pay its debts as they become due, make a general assignment for the benefit of creditors or take advantage of any insolvency law, subject to a thirty (30) day cure period after written notice of termination by GTC or World.

If Licensee or Parent materially defaults in its performance of any of its material obligations under this Agreement, subject to a thirty (30) day cure period.

If Licensee or Parent materially breaches any of its representations and warranties set forth in Section 7.

10. General Provisions

10.1 Entire Agreement; Amendment.  This Agreement embodies the entire understanding of the Parties and supersedes all other past and present communications and agreements relating to the subject matter. No amendment or modification of this Agreement shall be valid unless made in writing and signed by authorized representatives of both Parties.

10.2  Applicable Law, Venue and Jury Trial Waiver.  This Agreement, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York without regard to the choice of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York located in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.3 Survival.  Each provision of this Agreement that would by its nature or terms survive, shall survive any termination or expiration of this Agreement, regardless of the cause.

10.4 Notices.  Notices pursuant to this Agreement shall be sent to the Parties at the addresses on the signature page hereto and are effective when sent if sent by a commercial carrier’s overnight delivery service or when received if sent otherwise.

10.5 Construction.  The recitals and preamble to this Agreement, if any, are hereby incorporated as an integral part of this Agreement as if restated herein in full. Headings are included for convenience and reference only and are not incorporated as an integral part of this Agreement. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and as executed shall constitute one agreement, binding on all Parties, even though all Parties do not sign the same counterpart.

10.6 Severability.  If any provision in this Agreement is held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if it had never contained the invalid, illegal, or unenforceable provisions.

10.7 Remedies.  The failure of any Party to insist upon or enforce strict performance by the other Parties of any provision of this Agreement, or to exercise any right or remedy under this Agreement will not be interpreted or construed as a waiver or relinquishment of that Party's right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect.  All rights and remedies under this Agreement are cumulative of every other such right or remedy and may be exercised concurrently or separately from time-to-time.

10.8 Further Acts.  Each Party shall, at the reasonable request of the others, execute and deliver to the others such instruments and/or documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement. GTC and World shall use commercially reasonable efforts to obtain the consent of Globalstar, Inc. to the transactions contemplated herein as soon as possible following the Effective Date.

[signature page follows immediately]

The signatures of the undersigned indicate that they have read, understand and agree with the terms of this Agreement and have the authority to execute this Agreement on behalf of their represented Party and to bind their Party to all the terms of this Agreement.

GLOBAL TELESAT CORP.

By: /s/ Glenn Estrella

Name: Glenn D. Estrella

Title: Director

Address for U.S. mail delivery:

Mail Code: SWC
Kennedy Space Center, FL 32899
Attn:  President

Address for personal or courier delivery:

State Road 405, Building M6-306A, Room 1400
Kennedy Space Center, FL 32815
Attn: President

WORLD SURVEILLANCE GROUP INC.

By: /s/ Glenn Estrella

Name: Glenn D. Estrella

Title: President

Address for U.S. mail delivery:

Mail Code: SWC
Kennedy Space Center, FL 32899
Attn:  President

Address for personal or courier delivery:

State Road 405, Building M6-306A, Room 1400
Kennedy Space Center, FL 32815
Attn: President

ORBITAL SATCOM CORP.

By: /s/ David Rector

Name: David Rector

Title: Chief Executive Officer

Address:

1990 N California Blvd., 8th Floor
Walnut Creek, California 94596

GREAT WEST RESOURCES, INC.

By: /s/ David Rector

Name: David Rector

Title: Chief Executive Officer

Address:
1990 N California Blvd., 8th Floor
Walnut Creek, California 94596

Schedule A

Ogulbey, Turkey

Los Velazques, Venezuela

Meekatharra, Australia

Lurin, Peru

Yeo Ju, Korea

San Martin, Mexico

Easton, Maryland

Novosibirsk, Russia

Schedule 2.2

Contracts

1. Price & Delivery Quote for the acceleration of Remote Telemetry capability and Simplex Data Services dated June 30, 2003 and Globalstar Response to GTC’s Letter of Acceptance dated August 07, 2003

2. Agreement by and between Globalstar LLC and Globalnet Corporation dated May 04, 2005 (the “May Contract”)

3. Assignment and Assumption Agreement by and among Globalstar LLC, Globalnet Corporation and Global Telesat Corp., dated July 28, 2005

4. Agreement amending the May Contract by and between Globalstar, Inc. and Global Telesat Corp., dated August 16, 2006

5. Contract No. GINC-C-11-0520 by and between Global Telesat Corp. and Globalstar, Inc., dated February 10, 2011